Exhibit 99.1



FOR IMMEDIATE RELEASE



                 uWINK ANNOUNCES ODD-LOT TENDER OFFER EXPIRATION

LOS ANGELES -- January 16, 2009 -- uWink, Inc. (OTCBB: UWKI) announced today that its tender offer for the purchase of all shares of its common stock held by persons owning 99 or fewer shares expired at the close of business on January 15, 2009, at 5:00 p.m., Eastern Time. uWink noted that approximately 97 shareholders had tendered approximately 3,485 shares as of the expiration of the offer. uWink expects to file a Form 15 with the Securities and Exchange Commission to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934 on or about January 30, 2009.

Shareholders who tendered their shares under the odd lot tender offer will be paid $0.50 per share and an incentive payment of $20 per shareholder. uWink expects checks to be issued to shareholders who properly tendered their shares on or about January 23, 2009.

ABOUT UWINK'S TECHNOLOGY

The uWink technology features an easy-to-use, fun "Web 2.0"-like user interface that looks and feels a lot like the browsing the Web and allows the guest greater control of the hospitality environment. Running on tabletop touch screens, the uWink software lets guests self-order and pay for food and drinks, play single and multi-player digital games, see movie trailers, take surveys and quizzes, view and interact with digital promotions and advertising and more - all in 11 different languages. Running uWink technology allows the hospitality venue to increase customer satisfaction and retention as well as improve operating margins and labor efficiency.

ABOUT UWINK

uWink develops interactive digital media entertainment and hospitality software for use in a broad range of hospitality venues and operates an interactive restaurant concept. uWink is led by entertainment and restaurant visionary Nolan Bushnell, founder and former CEO of Atari and Chuck E. Cheese (NYSE: CEC). For more information: www.uwink.com.

Contact:

uWink
Nancy Nino, 818-909-6030 x 102
nancyn@uwink.com
[GRAPHIC OMITTED]